Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-139194) of The Governor and Company of the Bank of Ireland of our report dated July 8, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Governor and Company of the Bank of Ireland’s Annual Report on Form 20-F for the year ended March 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewatershouseCoopers
PricewaterhouseCoopers
Dublin, Ireland
July 15, 2008